AFA Asset Based Lending Fund 486BPOS

Exhibit 99(g)(2)(ii)

INVESTMENT SUB-ADVISORY AGREEMENT
AMENDMENT 1

This amendment (“Amendment”) to the Investment Sub-Advisory Agreement dated June 30, 2023 (“Agreement”) is effective as of July 1, 2025 by and among F.L. Putnam Investment Management Company, Inc, AFA Asset Based Lending Fund (f/k/a AFA Multi-Manager Credit Fund) and Alternative Fund Advisors, LLC. All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Agreement.

WHEREAS the parties wish to amend certain terms contained in the Agreement;

NOW THEREFORE, the parties agree as follows:

1.	Annual Sub-Adviser Fee. The compensation to be paid by the Investment Manager to the Sub- Adviser Fee, as set forth in Section 10 of the Agreement, is changed from $150,000 to $200,000.
2.	Entire Agreement. This Amendment, together with the Agreement, constitutes the entire agreement between the parties in relation to the services provided under the Agreement and supersedes all previous communications, negotiations, and agreements, whether written or oral.
3.	Conflicts. In the event any terms of this Amendment conflict with the terms contained in the Agreement, the terms of this Amendment will control.
4.	No Other Amendment. Except as set forth in this Amendment, the terms and conditions of the Agreement remain in full force and effect.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date written above.

Alternative Fund Advisors, LLC		F.L. Putnam Investment Management Company, Inc
By:	/s /Marco Hanig	By:	/s/ Michael Timmermans
Name:	Marco Hanig	Name:	Michael Timmermans
Title:	Managing Principal	Title:	General Counsel, CCO
Date:	6/30/2025	Date:	6/30/2025
AFA Asset Based Lending Fund
By:	/s/ Marco Hanig
Name:	Marco Hanig
Title:	President
Date:	6/30/2025

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